Exhibit 99.1

WESTAR ENERGY ANNOUNCES THIRD QUARTER 2010 RESULTS

TOPEKA, Kan., October 28, 2010 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $115 million, or $1.02 per share, for the third quarter 2010 compared with earnings of $81 million, or $0.73 per share, for the third quarter 2009. Earnings for the nine months ended September 30, 2010 were $198 million, or $1.77 per share, compared with $163 million, or $1.48 per share for the same period in 2009. Earnings for 2009 included federal tax benefits related to prior period activity, which contributed $0.30 per share. The company noted the primary driver of higher earnings was much warmer summer weather this year compared with last year.

Following is a reconciliation of basic earnings per share:

	Three Months Ended		Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
Earnings available from continuing operations	$1.02	$0.73	$1.77	$1.18
Discontinued operations, net of tax	-	-	-	0.30

Earnings per share, basic	$1.02	$0.73	$1.77	$1.48

Per share results for both periods in 2010 reflect more shares outstanding as a result of the company having issued shares to fund capital investments.

Westar Energy announces third quarter 2010 results	Page 2 of 4

Income from continuing operations for the third quarter 2010 and nine months ended September 30, 2010 increased $35 million and $71 million, respectively, compared with the same periods last year, due principally to higher retail revenues due primarily to increased kWh sales as a result of warmer weather and economic recovery in certain industrial sectors. Operating and maintenance expense was lower for both the quarter and nine months ended September 30, 2010, but was offset by higher depreciation and interest expense, primarily as a result of the adoption in 2010 of an accounting pronouncement requiring the consolidation of trusts from which the company leases assets. The operating and maintenance expense for the nine months ended September 30, 2010 also includes a reduction in a liability for environmental remediation costs associated with assets the company no longer owns.

Earnings Guidance

The company updated its 2010 earnings guidance to $1.80 to $1.95 per share. The company has posted to its website a summary of factors it considers to be principal drivers and adjustments used in arriving at earnings guidance. The summary is located under Supplemental Information within the Investors section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Friday, October 29 with the investment community at 10:00 a.m. ET (9:00 a.m. CT). Investors, media and the public may listen to the conference call by dialing 800-561-2693, participant code 45168963. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.

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This earnings announcement, a package of detailed third quarter 2010 financial information, the company’s quarterly report on Form 10-Q for the period ended September 30, 2010 and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 686,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1A. Risk Factors, (c) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (d) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company’s Quarterly Report on Form 10-Q filed on or about October 28, 2010 (a) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 7 and 8; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Retail	$502,325	$417,399	$84,926	$1,206,261	$1,063,101	$143,160
Wholesale	94,117	70,383	23,734	255,865	221,779	34,086
Transmission	35,554	32,833	2,721	108,497	100,902	7,595
Other	12,441	7,919	4,522	28,825	32,331	(3,506)

Total Revenues	644,437	$528,534	115,903	1,599,448	1,418,113	181,335
Fuel and purchased power	187,877	141,470	46,407	458,793	402,622	56,171
Operating and maintenance	126,602	130,295	(3,693)	369,584	392,272	(22,688)
Depreciation and amortization	67,918	64,516	3,402	201,955	186,544	15,411
Selling, general and administrative	50,418	41,920	8,498	144,499	143,540	959

Total Operating Expenses	432,815	378,201	54,614	1,174,831	1,124,978	49,853

Income from Operations	211,622	150,333	61,289	424,617	293,135	131,482
Other (expense) income	(1)	664	(665)	(3,901)	2,702	(6,603)
Interest expense	43,956	41,599	2,357	131,862	116,769	15,093
Income tax expense	51,802	28,256	23,546	86,780	48,354	38,426

Income from Continuing Operations	115,863	81,142	34,721	202,074	130,714	71,360
Results of discontinued operations, net of tax	—	—	—	—	32,978	(32,978)

Net Income	115,863	81,142	34,721	202,274	163,692	38,382
Less: Net income attributable to noncontrolling interests	1,119	—	1,119	3,338	—	3,338

Net income attributable to Westar Energy	114,744	81,142	33,602	198,736	163,692	35,044
Preferred dividends	242	242	—	727	727	—

Net Income Attributable to Common Stock	$114,502	$80,900	$33,602	$198,009	$162,965	$35,044

Basic Earnings Per Share:
Earnings available from continuing operations	$1.02	$0.73	$0.29	$1.77	$1.18	$0.59
Discontinued operations, net of tax	—	—	—	—	0.30	(0.30)

Earnings per common share, basic	$1.02	$0.73	$0.29	$1.77	$1.48	$0.29

Average equivalent common shares outstanding	111,707	109,753		111,387	109,543

Dividends declared per share	$0.31	$0.30	$0.01	$0.93	$0.90	$0.03